Exhibit 12(c)
                                                                   -------------

                                November 28, 2005


To DuraVest, Inc.
11 S. LaSalle Street, 5th floor
Chicago, IL 60603

Ladies and Gentlemen:

     Reference is made to the Subscription Agreement (the "Subscription Agreement") between Bio-Magnetic Therapy Systems, Inc., a Virginia corporation (the "Company") and DuraVest, Inc. (the "Subscriber"), pursuant to which the Subscriber have subscribed to purchase shares of common stock ("Shares") of the Company. As a material inducement of the Subscriber to enter into the Subscription Agreement and subscribe for the Shares, the Company represents and warrants to, and agrees with, the Subscriber as of the date hereof and as of the closing under the Subscription Agreement as follows:

          a. Incorporation and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Virginia, has full power to carry on its business as and where such business is now being conducted and to own, lease and operate the properties and assets now owned or operated by it and is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification.

          b. Authority. The execution, delivery and performance of the Subscription Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action.

          c. No Conflict. The execution, delivery and performance of the Subscription Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not (i) violate or conflict with the certificate of incorporation or bylaws or any shareholder agreement of the Company, (ii) conflict with or result (with the lapse of time or giving of notice or both) in a breach or default under any material agreement or instrument to which the Company is a party or by which the Company is otherwise bound, (iii) violate any material order, judgment, law, statute, rule or regulation applicable to the Company. The Subscription Agreement, when executed and delivered by the Company, will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and equitable principles relating to or limiting creditors' rights generally).



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          d. Capitalization. All of the presently issued and outstanding shares of capital stock in the Company have been duly authorized and validly issued. The capitalization of the Company (including any and all outstanding options, warrants, convertible securities or other rights to acquire securities of the Company) is as set forth on Exhibit A hereto. When issued and delivered as contemplated by the Subscription Agreement (including, without limitation, the payment of the subscription price provided for therein), the Shares shall be validly issued, fully paid and non-assessable.

          e. Litigation and Other Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company at law or in equity before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would, if adversely decided, materially adversely affect the Company. The Company is not subject to any continuing order, writ, injunction or decree of any court or agency which would have a material adverse effect on the Company.

          f. Use of Proceeds. The Company shall use the proceeds received from the sale of the Shares for general working capital purposes and other general company purposes and not for the repayment of debt or the repurchase of any debt or equity securities of the Company, except the payment of loans, advances, compensation (including, without limitation, deferred compensation) and/or bonuses to Dr. Richard Markel and/or Ernestine Binder-Markoll. A bonus of $50,000 for Dr. Markoll is noted for payment for 2005 bonuses as per his employment agreement.

          g. Consents/Approvals. No consents, filings (other than Federal and state securities filings relating to the issuance of the Shares pursuant to applicable exemptions from registration, which the Company hereby undertakes to make in a timely fashion), authorizations or other actions of any governmental authority are required to be obtained or made by the Company for the Company's execution, delivery and performance of the Subscription Agreement which have not already been obtained or made or will be made in a timely manner following the Closing. Assuming the truth of the representations and warranties of the Subscriber in the Subscription Agreement, the offer, sale and issuance of the Shares as contemplated hereby are exempt from the registrations requirements of the Securities Act of 1933, as amended.

          h. No Commissions. The Company has not incurred and will not have incurred any obligation for any finder's, broker's or agent's fees or commissions in connection with the transaction contemplated hereby, other than that which may be payable to Viscardi AG and/or its affiliates, subsidiaries, agents, representatives, or employees.

          j. Financial Statements. The compiled consolidated balance sheet and income statement of the Company and its subsidiaries for the year ended December 31, 2004 and the unaudited interim balance sheet and income


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     statement for the interim period ended August 31, 2005 previously delivered to the Subscriber (the "Financial Statements") fairly present, in all material respects, the financial position of the Company as of the dates thereof and for the periods then ended and have been prepared in accordance with generally accepted accounting principles, subject to year end adjustments and the absence of footnote disclosures. Since August 31, 2005, there has been no material adverse change in the assets, liabilities or financial condition of the Company, other than decreases in working capital.

          k. Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, with such exceptions as would not have, individually or in the aggregate, a material adverse effect on the Company. No claim is pending or, to the Company's knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property. No claim is pending or, to the Company's knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company.

          l. Taxes. All of the tax returns and reports of the Company required by law to be filed have been filed on a timely basis (or extensions therefor have been obtained on a timely basis). All filed tax returns were accurate in all material respects when filed, and all taxes shown due thereon have been paid. There are in effect no waivers of the applicable statute of limitations for any domestic or foreign taxes for any period. No deficiency assessment or proposed adjustment of the Company's domestic or foreign taxes is pending.

          m. Indebtedness. Except as set forth on the Financial Statements, the Company has no material indebtedness for borrowed money.

          n. Related Party Transactions. Except as set forth in the Financial Statements and the capitalization table of the Company, since the date of the most recent Financial Statement there has not been any transaction between the Company and its affiliates, officers or directors except in the ordinary course of business (it being understood that employment relationships are in the ordinary course of business).

     The Company hereby agrees to indemnify and hold harmless the Subscriber and its affiliates and each of their owners, officers, directors and agents against loss or damage arising out of any breach of the foregoing representations and warranties.

     The foregoing representations and warranties are given on the date hereof and on the closing of the purchase of shares of capital stock pursuant to the Subscription Agreement. For the avoidance of doubt, all documents executed by



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any officer or director of the Subscriber or the Company with respect to the transactions contemplated by or associated with the Subscription Agreement are on behalf of the Subscriber or the Company, as applicable, and without personal liability to such officer or director.

                                     BIO-MAGNETIC THERAPY SYSTEMS, INC.



                                     By: /s/ Richard Markoll
                                         ---------------------------------------
                                     Name:   Richard Markoll
                                     Title:  President






























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                           EXHIBIT A - Capitalization


Common Stock, par value US$ 0.01 per share, 15,000,000 shares authorized as of the date of this letter, and 9,276,549 shares issued and outstanding prior to the issuance of the Shares to be issued pursuant to the Subscription Agreement. The Company intends to amend its Charter in December 2005 or January 2006 to increase the Common Stock, par value US$ 0.01 per share, from 15,000,000 shares authorized to 25,000,000 shares authorized.


Preferred Stock , without par value, 5,000,000 shares authorized as of the date of this letter, and no shares issued and outstanding.